Exhibit 2

TERMINATION NOTICE

July 7, 2023

Credit Suisse Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

Attention: Tucker Martin

Telephone: (212) 325-9182

Facsimile: (212) 743-3661

With a copy to

Credit Suisse Securities (USA) LLC

1 Madison Avenue, 9th Floor

New York, NY 10010

Attention: Senior Legal Officer

Telephone: (212) 538-2616

Facsimile: (212) 325-8036

Email: Stephen.gray@credit-suisse.com

Dear Tucker,

Reference is made to the Master Confirmation, dated as of March 4, 2022 (the “Master Confirmation”), entered into between CD&R Boulder Holdings, L.P. (“Counterparty”) and Credit Suisse Capital LLC. All capitalized terms used in this letter without definition shall have the definitions assigned thereto in the Master Confirmation.

In accordance with Section 8(c) of the Master Confirmation, Counterparty hereby notifies you that Counterparty is hereby terminating all remaining Supplemental Confirmations with Effective Dates following the date hereof and the terms of the Master Confirmation solely to the extent relating to each such Supplemental Confirmation.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

CD&R BOULDER HOLDINGS, L.P.

By: CD&R Investment Associates IX, Ltd., its general partner

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary